Exhibit 99.1

For Immediate Release:

TIME WARNER INC. REPORTS FIRST QUARTER 2012 RESULTS

First-Quarter Highlights

—	Revenues grew 4% to $7.0 billion

—	Company posted Adjusted Operating Income of $1.4 billion, up 6%

—	Adjusted EPS rose 16% to $0.67

—	Company repurchased 24 million shares for $889 million year-to-date through April 27, 2012

NEW YORK, May 2, 2012 – Time Warner Inc. (NYSE:TWX) today reported financial results for its first quarter ended March 31, 2012.

Chairman and Chief Executive Officer Jeff Bewkes said: “We’re off to a great start to the year, and we’re benefiting from strong momentum for our content across our businesses. In the quarter, we saw impressive viewership gains at many of Turner’s networks, including TBS ranking as the #1 network on cable among its key demographics. HBO programming is getting even stronger, with fantastic ratings for the second season of Game of Thrones and great critical and popular acclaim for new series like VEEP and Girls. Warner Bros. is having a terrific 2011-2012 TV season, with excellent performance from returning shows like The Big Bang Theory and Two and a Half Men as well as new breakout hits like 2 Broke Girls and Person of Interest, which positions it extremely well for the upcoming season. And Warner Bros. plans to follow its film successes from the first quarter with highly-anticipated releases over the course of the year, including Tim Burton’s Dark Shadows, Christopher Nolan’s The Dark Knight Rises, and the first installment of Peter Jackson’s The Hobbit. Reflecting our confidence in our competitive position and growth prospects, we’ve repurchased almost $900 million of our stock so far this year.”

Company Results

Revenues increased 4% from the year-ago quarter to $7.0 billion, reflecting growth at the Film and TV Entertainment1 and Networks segments. Adjusted Operating Income rose 6% to $1.4 billion, also due to increases at the Film and TV Entertainment and Networks segments. Adjusted Operating Income margins were 19% in the first quarter of both 2012 and 2011. Operating Income decreased 2% to $1.2 billion, while Operating Income margin was 18% in 2012 compared to 19% in the prior year first quarter.

In the first quarter, the Company posted Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) of $0.67 versus $0.58 for the year-ago quarter. Diluted Income per Common Share was $0.59 for the three months ended March 31, 2012 compared to $0.59 for last year’s first quarter.

For the first three months of 2012, Cash Provided by Operations reached $416 million and Free Cash Flow totaled $318 million. As of March 31, 2012, Net Debt was $16.6 billion, up from $16.0 billion at the end of 2011, due to share repurchases and dividends, offset by the generation of Free Cash Flow.

1 Effective for the first quarter of 2012, Time Warner changed the name of its Filmed Entertainment reportable segment to Film and TV Entertainment. This change did not affect the composition of the segment; accordingly, all prior period financial information related to this reportable segment was unaffected.

Refer to “Use of Non-GAAP Financial Measures” in this release for a discussion of the non-GAAP financial measures used in this release and the reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Stock Repurchase Program Update

In January 2012, the Company’s Board of Directors authorized an additional $4.0 billion in stock repurchases.

From January 1, 2012 through April 27, 2012, the Company repurchased approximately 24 million shares of common stock for approximately $889 million.

Segment Performance

Presentation of Financial Information

The schedule below reflects Time Warner’s financial performance for the three months ended March 31, by line of business (millions).

	Three Months Ended March 31,
	2012	2011
Revenues:
Networks	$3,602	$3,496
Film and TV Entertainment (a)	2,784	2,604
Publishing	773	798
Intersegment eliminations	(180)	(215)

Total Revenues	$6,979	$6,683

Adjusted Operating Income (Loss) (b):
Networks	$1,201	$1,168
Film and TV Entertainment (a)	215	155
Publishing	39	63
Corporate	(100)	(91)
Intersegment eliminations	(4)	(20)

Total Adjusted Operating Income	$1,351	$1,275

Operating Income (Loss) (b):
Networks	$1,143	$1,162
Film and TV Entertainment (a)	214	158
Publishing	(4)	63
Corporate	(102)	(93)
Intersegment eliminations	(4)	(20)

Total Operating Income	$1,247	$1,270

Depreciation and Amortization:
Networks	$87	$93
Film and TV Entertainment (a)	90	95
Publishing	32	36
Corporate	6	7

Total Depreciation and Amortization	$215	$231

(a)

Effective for the first quarter of 2012, Time Warner changed the name of its Filmed Entertainment reportable segment to Film and TV Entertainment. This change did not affect the composition of the segment; accordingly, all prior period financial information related to this reportable segment was unaffected.

(b)	Adjusted Operating Income (Loss) and Operating Income (Loss) for the three months ended March 31, 2012 and 2011 included restructuring and severance costs of (millions):

	Three Months Ended March 31,
	2012	2011
Networks	$(14)	$(12)
Film and TV Entertainment	(6)	(6)
Publishing	(6)	(12)
Corporate	–	–

Total Restructuring and Severance Costs	$(26)	$(30)

Presented below is a discussion of the performance of Time Warner’s segments for the first quarter of 2012. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.

NETWORKS (Turner Broadcasting and HBO)

Revenues increased 3% ($106 million) to $3.6 billion, with increases of 5% ($99 million) in Subscription revenues and 6% ($64 million) in Advertising revenues, partly offset by a decline of 18% ($66 million) in Content revenues. Subscription revenues benefitted primarily from higher domestic rates. The increase in Advertising revenues was driven by strong pricing and the 2012 NCAA Division I Men’s Basketball Championship events (the “NCAA Tournament”), due in part to the timing of games. Content revenues declined due mainly to lower sales of HBO’s original programming, which included a domestic cable sale of Sex and the City in the prior year quarter.

Adjusted Operating Income grew 3% ($33 million) to $1.2 billion, reflecting higher revenues, partly offset by increased expenses, including higher programming costs. Programming costs grew 6%, due primarily to higher originals and sports programming costs, offset partially by lower acquired programming costs. The increase in sports programming costs was due in part to the timing of NCAA Tournament games. Programming costs also included a $35 million impairment related to the cancellation of the HBO original series Luck. Operating Income declined 2% ($19 million) to $1.1 billion. The current year period included a $58 million charge related to Turner’s decision to shut down its general entertainment network in India.

TBS was ad-supported cable’s #1 network with adults 18-34 and adults 18-49 in primetime in the first quarter of 2012. The Big Bang Theory on TBS, which averaged more than 3 million viewers, ranked as ad-supported cable’s top comedy series of the quarter in total day delivery among all key adult demographics. Adult Swim ranked #1 among ad-supported cable networks for key adult and male viewers in total day delivery in the quarter. TNT’s 2011/2012 NBA regular-season coverage was up among viewers and households for the fifth straight year and was the highest-rated in the network’s 28-year history with the league. CNN received three George Foster Peabody Awards in April 2012 for its distinguished news coverage.

HBO’s Game of Thrones has been the most watched drama on cable for the first four weeks of its second season and is averaging a gross audience of 11.1 million viewers per episode, 20% higher than last season. HBO earned three George Foster Peabody Awards in April 2012, including awards for Game of Thrones and Treme. In the first quarter, HBO launched HBO GO, its authenticated online video service, on Microsoft’s Xbox 360.

FILM AND TV ENTERTAINMENT (Warner Bros.)

Revenues increased 7% ($180 million) to $2.8 billion, due mainly to a stronger theatrical slate, higher television licensing revenues and the subscription video-on-demand availability of a television series. The increase in television licensing revenues was due primarily to higher initial telecast fees and the timing of deliveries. These increases were partly offset by lower home entertainment revenues due mainly to lower revenues from prior period releases.

Adjusted Operating Income rose 39% ($60 million) to $215 million, due primarily to higher revenues, offset partially by increased film costs. Operating Income grew 35% ($56 million) to $214 million.

Sherlock Holmes: A Game of Shadows grossed nearly $535 million in worldwide box office through April 30, 2012, surpassing the worldwide box office for the first film in the franchise. Journey 2: The Mysterious Island grossed more than $320 million worldwide through April 30, 2012, also outpacing its predecessor. On April 16, 2012, Wal-Mart Stores, Inc., in partnership with six Hollywood studios, including Warner Bros., launched the first in-store Disc-to-Digital service, which gives consumers the ability to obtain a digital copy of a previously purchased DVD or Blu-ray Disc.

PUBLISHING (Time Inc.)

Revenues declined 3% ($25 million) to $773 million, reflecting declines of 5% ($19 million) in Advertising revenues and 2% ($6 million) in Subscription revenues. Advertising revenues decreased due to lower domestic magazine advertising revenues. The decrease in Subscription revenues was due primarily to lower domestic and international newsstand revenues, offset in part by higher domestic subscription sales.

Adjusted Operating Income decreased 38% ($24 million) to $39 million, primarily reflecting the decline in domestic magazine advertising revenues. Operating Loss of $4 million represented a decline of $67 million compared to the year-ago quarter’s Operating Income of $63 million, resulting in part from a $42 million loss related to the sale of the school fundraising business, QSP, which occurred in the first quarter of 2012.

During the quarter, Time Inc. maintained its leading share of overall domestic magazine advertising with 21.8% (Publishers Information Bureau data).

CONSOLIDATED NET INCOME AND PER SHARE RESULTS

Adjusted EPS was $0.67 for the three months ended March 31, 2012, compared to $0.58 in last year’s first quarter. The increase in Adjusted EPS primarily reflected higher Adjusted Operating Income and fewer shares outstanding.

For the three months ended March 31, 2012, the Company reported Net Income attributable to Time Warner Inc. shareholders of $583 million, or $0.59 per diluted common share. This compares to Net Income attributable to Time Warner Inc. shareholders in 2011’s first quarter of $653 million, or $0.59 per diluted common share.

For the first quarter of 2012 and 2011, the Company reported Net Income of $581 million and $651 million, respectively.

USE OF NON-GAAP FINANCIAL MEASURES

The Company utilizes Adjusted Operating Income (Loss) and Adjusted Operating Income margin, among other measures, to evaluate the performance of its businesses. Adjusted Operating Income (Loss) is Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations. Adjusted Operating Income margin is defined as Adjusted Operating Income divided by Revenues. These measures are considered important indicators of the operational strength of the Company’s businesses.

Adjusted Net Income attributable to Time Warner Inc. common shareholders is Net Income attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items. Similarly, Adjusted EPS is Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding the above items.

Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are considered important indicators of the operational strength of the Company’s businesses as these measures eliminate amounts that do not reflect the fundamental performance of the Company’s businesses. The Company utilizes Adjusted EPS, among other measures, to evaluate the performance of its businesses both on an absolute basis and relative to its peers and the broader market. Many investors also use an adjusted EPS measure as a common basis for comparing the performance of different companies. Some limitations of Adjusted Operating Income (Loss), Adjusted Operating Income margin, Adjusted Net Income attributable to Time Warner Inc. common shareholders and Adjusted EPS are that they do not reflect certain charges that affect the operating results of the Company’s businesses and they involve judgment as to whether items affect fundamental operating performance.

Free Cash Flow is Cash Provided by Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from the exercise of stock options, less capital expenditures, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with securities litigation and government investigations, which reduce liquidity.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. Adjusted Operating Income (Loss), Adjusted Net Income attributable to Time Warner Inc. common shareholders, Adjusted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income attributable to Time Warner Inc. common shareholders, Diluted Net Income (Loss) per Common Share and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.

ABOUT TIME WARNER INC.

Time Warner Inc., a global leader in media and entertainment with businesses in television networks, film and TV entertainment and publishing, uses its industry-leading operating scale and brands to create, package and deliver high-quality content worldwide through multiple distribution outlets.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Warner’s businesses. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

INFORMATION ON BUSINESS OUTLOOK RELEASE & CONFERENCE CALL

Time Warner Inc. issued a separate release today regarding its 2012 full-year business outlook.

The Company’s conference call can be heard live at 10:30 am ET on Wednesday, May 2, 2012. To listen to the call, visit www.timewarner.com/investors.

CONTACTS:
Corporate Communications	Investor Relations
Keith Cocozza (212) 484-7482	Doug Shapiro (212) 484-8926
Michael Kopelman (212) 484-8920

# # #

TIME WARNER INC.

CONSOLIDATED BALANCE SHEET

(Unaudited; millions, except share amounts)

	March 31, 2012	December 31, 2011

ASSETS
Current assets
Cash and equivalents	$2,877	$3,476
Receivables, less allowances of $1,599 and $1,957	6,312	6,922
Inventories	1,909	1,890
Deferred income taxes	649	663
Prepaid expenses and other current assets	544	481

Total current assets	12,291	13,432

Noncurrent inventories and film and TV production costs	6,684	6,594
Investments, including available-for-sale securities	1,894	1,820
Property, plant and equipment, net	3,937	3,963
Intangible assets subject to amortization, net	2,117	2,232
Intangible assets not subject to amortization	7,807	7,805
Goodwill	30,048	30,029
Other assets	1,966	1,926

Total assets	$66,744	$67,801

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued liabilities	$7,031	$7,815
Deferred revenue	1,023	1,084
Debt due within one year	1,095	23

Total current liabilities	9,149	8,922

Long-term debt	18,425	19,501
Deferred income taxes	2,536	2,541
Deferred revenue	533	549
Other noncurrent liabilities	6,320	6,334

Equity
Common stock, $0.01 par value, 1.652 billion and 1.652 billion shares issued and 963 million and 974 million shares outstanding	17	17
Paid-in-capital	155,578	156,114
Treasury stock, at cost (689 million and 678 million shares)	(33,934)	(33,651)
Accumulated other comprehensive loss, net	(793)	(852)
Accumulated deficit	(91,088)	(91,671)

Total Time Warner Inc. shareholders’ equity	29,780	29,957
Noncontrolling interests	1	(3)

Total equity	29,781	29,954

Total liabilities and equity	$66,744	$67,801

TIME WARNER INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited; millions, except per share amounts)

	Three Months Ended
	3/31/12	3/31/11

Revenues	$6,979	$6,683
Costs of revenues	(3,976)	(3,727)
Selling, general and administrative	(1,575)	(1,591)
Amortization of intangible assets	(61)	(68)
Restructuring and severance costs	(26)	(30)
Asset impairments	(52)	-
Gain (loss) on operating assets	(42)	3

Operating income	1,247	1,270
Interest expense, net	(320)	(274)
Other loss, net	-	(14)

Income before income taxes	927	982
Income tax provision	(346)	(331)

Net income	581	651
Less Net loss attributable to noncontrolling interests	2	2

Net income attributable to Time Warner Inc. shareholders	$583	$653

Per share information attributable to Time Warner Inc. common shareholders:
Basic net income per common share	$0.60	$0.59

Average basic common shares outstanding	968.3	1,090.8

Diluted net income per common share	$0.59	$0.59

Average diluted common shares outstanding	990.1	1,110.1

Cash dividends declared per share of common stock	$0.260	$0.235

TIME WARNER INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Three Months Ended March 31,

(Unaudited; millions)

	2012	2011

OPERATIONS
Net income	$581	$651
Adjustments for noncash and nonoperating items:
Depreciation and amortization	215	231
Amortization of film and television costs	1,948	1,664
Asset impairments	52	-
(Gain) loss on investments and other assets, net	51	(4)
Equity in losses of investee companies, net of cash distributions	15	32
Equity-based compensation	101	102
Deferred income taxes	(92)	51
Changes in operating assets and liabilities, net of acquisitions	(2,455)	(1,902)

Cash provided by operations	416	825

INVESTING ACTIVITIES
Investments in available-for-sale securities	(17)	-
Investments and acquisitions, net of cash acquired	(59)	(160)
Capital expenditures	(133)	(152)
Other investment proceeds	22	5

Cash used by investing activities	(187)	(307)

FINANCING ACTIVITIES
Borrowings	11	22
Debt repayments	(13)	(21)
Proceeds from exercise of stock options	185	118
Excess tax benefit on stock options	34	14
Principal payments on capital leases	(3)	(2)
Repurchases of common stock	(725)	(959)
Dividends paid	(257)	(261)
Other financing activities	(60)	(63)

Cash used by financing activities	(828)	(1,152)

DECREASE IN CASH AND EQUIVALENTS	(599)	(634)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,476	3,663

CASH AND EQUIVALENTS AT END OF PERIOD	$2,877	$3,029

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; dollars in millions)

Reconciliations of

Adjusted Operating Income (Loss) to Operating Income (Loss) and

Adjusted Operating Income Margin to Operating Income Margin

Three Months Ended March 31, 2012

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,201	$(52)	$-	$(6)	$1,143
Film and TV Entertainment	215	-	-	(1)	214
Publishing	39	-	(42)	(1)	(4)
Corporate	(100)	-	-	(2)	(102)
Intersegment eliminations	(4)	-	-	-	(4)

Total	$1,351	$(52)	$(42)	$(10)	$1,247

Margin(a)	19.4%	(0.7% )	(0.6% )	(0.2% )	17.9%

Three Months Ended March 31, 2011

	Adjusted Operating Income (Loss)	Asset Impairments	Gain (Loss) on Operating Assets	Other	Operating Income (Loss)
Networks	$1,168	$-	$-	$(6)	$1,162
Film and TV Entertainment	155	-	3	-	158
Publishing	63	-	-	-	63
Corporate	(91)	-	-	(2)	(93)
Intersegment eliminations	(20)	-	-	-	(20)

Total	$1,275	$-	$3	$(8)	$1,270

Margin(a)	19.1%	-	-	(0.1% )	19.0%

Please refer to pages 12 and 13 for additional information on items affecting comparability.

(a)	Adjusted Operating Income Margin is defined as Adjusted Operating Income divided by Revenues. Operating Income Margin is defined as Operating Income divided by Revenues.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Reconciliations of

Adjusted Net Income attributable to Time Warner Inc. common shareholders to

Net Income attributable to Time Warner Inc. common shareholders and

Adjusted EPS to Diluted Net Income per Common Share

	Three Months Ended
	3/31/12	3/31/11

Asset impairments	$(52)	$-
Gain (loss) on operating assets	(42)	3
Other	(10)	(8)

Impact on Operating Income	(104)	(5)

Investment gains (losses), net	(9)	4
Amounts related to the separation of Time Warner Cable Inc.	(1)	4

Pretax impact	(114)	3
Income tax impact of above items	36	3

Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(78)	$6

Amounts attributable to Time Warner Inc. shareholders:
Net income	$583	$653
Less Impact of items affecting comparability on net income	(78)	6

Adjusted net income	$661	$647

Per share information attributable to Time Warner Inc. common shareholders:
Diluted net income per common share	$0.59	$0.59
Less Impact of items affecting comparability on diluted net income per common share	(0.08)	0.01

Adjusted EPS	$0.67	$0.58

Average diluted common shares outstanding	990.1	1,110.1

Asset Impairments

For the three months ended March 31, 2012, the Company recognized $52 million of noncash charges at the Networks segment primarily related to certain receivables, inventories and long-lived assets in connection with Turner’s decision in the first quarter of 2012 to shut down its general entertainment network in India.

Gain (Loss) on Operating Assets

For the three months ended March 31, 2012, the Company recognized a loss on operating assets of $42 million at the Publishing segment in connection with the sale in the first quarter of 2012 of the school fundraising business, QSP.

For the three months ended March 31, 2011, the Company recognized a $3 million gain at the Film and TV Entertainment segment related to contingent consideration for certain prior acquisitions.

Other

Other reflects legal and other professional fees related to the defense of securities litigation matters for former employees totaling $2 million for each of the three months ended March 31, 2012 and 2011. Other also reflects external costs related to mergers, acquisitions or dispositions of $8 million and $6 million for the three months ended March 31, 2012 and 2011, respectively.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions, except per share amounts)

Investment Gains (Losses), Net

For the three months ended March 31, 2012 and 2011, the Company recognized $9 million of miscellaneous investment losses and $4 million of miscellaneous investment gains, net, respectively.

Amounts Related to the Separation of Time Warner Cable Inc.

For the three months ended March 31, 2012 and 2011, the Company recognized $1 million of other loss and $4 million of other income, respectively, related to the expiration, exercise and net change in the estimated fair value of Time Warner equity awards held by Time Warner Cable Inc. employees, which has been reflected in Other loss, net in the accompanying Consolidated Statement of Operations.

Income Tax Impact

The income tax impact reflects the estimated tax provision or tax benefit associated with each item affecting comparability. Such estimated tax provisions or tax benefits vary based on certain factors, including the taxability or deductibility of the items and foreign tax on certain transactions.

TIME WARNER INC.

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

(Unaudited; millions)

Reconciliation of Cash provided by Operations to Free Cash Flow

	Three Months Ended
	3/31/12	3/31/11

Cash provided by operations	$416	$825
Add payments related to securities litigation and government investigations	2	2
Add external costs related to mergers, acquisitions, investments or dispositions	2	6
Add excess tax benefits on stock options	34	14
Less capital expenditures	(133)	(152)
Less principal payments on capital leases	(3)	(2)

Free Cash Flow	$318	$693

TIME WARNER INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. DESCRIPTION OF BUSINESS

Time Warner Inc. (“Time Warner”) is a leading media and entertainment company, whose businesses include television networks, film and TV entertainment and publishing. Time Warner classifies its operations into three reportable segments: Networks: consisting principally of cable television networks, premium pay and basic tier television services and digital media properties; Film and TV Entertainment: consisting principally of feature film, television, home video and videogame production and distribution; and Publishing: consisting principally of magazine publishing and related websites as well as book publishing, marketing services and other marketing businesses.

Note 2. INTERSEGMENT TRANSACTIONS

Revenues recognized by Time Warner’s segments on intersegment transactions are as follows (millions):

	Three Months Ended
	3/31/12	3/31/11

Intersegment Revenues
Networks	$27	$21
Film and TV Entertainment	140	183
Publishing	13	11

Total intersegment revenues	$180	$215

Note 3. FILM AND TV ENTERTAINMENT HOME VIDEO AND ELECTRONIC DELIVERY REVENUES

Home video and electronic delivery of theatrical and television product revenues are as follows (millions):

	Three Months Ended
	3/31/12	3/31/11

Home video and electronic delivery of theatrical product revenues	$462	$541
Home video and electronic delivery of television product revenues	180	135